Exhibit 99.1

WAUSAU PAPER ENTERS AGREEMENT TO SELL

PREMIUM PRINT & COLOR BRANDS

BROKAW, WISCONSIN, MILL TO CLOSE

MOSINEE, WI – December 7 – Wausau Paper (NYSE:WPP) announced today that its Board of Directors has approved the sale of its premium Print & Color brands – including Astrobrights®, Astroparche® and the Royal family of products – and closure of its Brokaw, Wisconsin, paper mill.  The sale, to Neenah Paper, Inc., is scheduled to close on January 31, 2012.  The Brokaw mill will be permanently closed by March 31, 2012, marking the end of the Company’s material participation in the Print and Color markets.  The Brokaw shutdown will affect approximately 450 hourly and salaried jobs.

Today’s announcement reflects the outcome of a strategic review of alternatives for the Print & Color business, begun early in 2011.  Commenting on the announcement, Wausau Paper President and Chief Executive Officer Thomas J. Howatt stated, “I wish to express my sincere gratitude to our Print & Color employees for their unceasing efforts to reengineer and sustain this business.  Our decision to exit Print & Color was ultimately driven by dramatic and irreversible market demand decline and the need for consolidation to bring these markets properly into balance.”  Mr. Howatt continued, “While the effort to secure a buyer for the mill was unsuccessful, the employees of the Print & Color business have done all that has been asked and this closure is in no way a reflection of their skill, talents or determination to return this business to acceptable levels of profitability.”

The Company will continue to support the product needs of its customers during transfer of the business to Neenah Paper.

Anticipated after-tax closure-related costs and impairment charges, net of proceeds from the premium brand sale, are expected to total approximately $49 million, or $1.00 per diluted share, including after-tax non-cash charges of $45 million, or $.92 per diluted share.  In the fourth quarter of 2011, after-tax charges are expected to be approximately $49 million, or $0.99 per diluted share, with non-cash charges totaling approximately $48 million, or $.96 per diluted share, including approximately $38 million, or $0.78 per diluted share, related to the impairment charge on mill assets. Remaining closure-related charges, net of the proceeds from the premium brand sale, will be recognized during 2012.  Sales proceeds and liquidation of working capital, net of closure costs, are expected to generate estimated cash flows of approximately $20 million in 2012.  Closure of the Brokaw mill is expected to be accretive to both operating earnings and EBITDA on an annual basis.

Wausau Paper’s fourth-quarter earnings release is scheduled for Monday, February 6, 2012.  A conference call is scheduled for 11:00 a.m. Eastern time on Tuesday, February 7, and can be accessed through the Company’s website at www.wausaupaper.com under “Investors.”

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2010.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.